AMENDMENT TO CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF THE SERIES A CONVERTIBLE PREFERRED STOCK

OF

WHITE MOUNTAIN TITANIUM CORPORATION

Pursuant to Chapter 78, Section 1955

of the Nevada Revised Statutes

White Mountain Titanium Corporation, a corporation organized and existing under the laws of the State of Nevada (the “Company”), in accordance with the provisions of 78.1955 of the Nevada Revised Statutes (“NRS”), hereby certifies as follows:

1.            That, pursuant to the provisions of 78.1955 of NRS and authority granted in the Articles of Incorporation of the Company, as theretofore amended, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of six million eight hundred and seventy five (6,875,000) shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on July 7, 2005, filed a Certificate of Designation (the “Certificate of Designation”) with respect to such Series A Preferred Stock in the office of the Secretary of State of the State of Nevada.

2.            That no shares of Series A Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.

3.            That the Board of Directors of the Company has adopted the following resolutions:

RESOLVED, that, pursuant to NRS 78.1955(6), the Board of Directors hereby authorizes the withdrawal of the Certificate of Designation;

RESOLVED, that the officers of the Company be, and hereby are, authorized and directed to file a certificate of amendment with the office of the Secretary of State of the State of Nevada setting forth a copy of these resolutions whereupon the Certificate of Designation is withdrawn;

IN WITNESS WHEREOF, White Mountain Titanium Corporation has caused this Certificate to be executed by its duly authorized officer this 28th day of December, 2012.

WHITE MOUNTAIN TITANIUM CORPORATION

By: /s/ Michael P. Kurtanjek_______________________

Michael P. Kurtanjek

President and Chief Executive Officer